UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event) reported:    September 23, 2011 (September 20, 2011)

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane Suite 475
Houston, Texas 77079
(Address of principal executive offices, including zip code)

voice: (713) 353-9400	fax: (713) 353-9421

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On September 20, 2011, SCS Corporation, a wholly-owned subsidiary of Hyperdynamics Corporation (collectively, “we” “our” or “us”), entered into an Agreement for the Supply of Marine Seismic Data Acquisition and Processing Service (“3D Seismic Contract”) with CGG Veritas Services SA (“CGGVeritas”).  Under the terms of the 3D Seismic Contract, CGGVeritas agreed to conduct the acquisition phase of a 4,000 square kilometer 3D seismic survey of the area that is subject to our rights, or Concession, to explore off the coast of the Republic of Guinea (“Guinea”).  Our goal in contracting for the 3D seismic survey is to investigate multiple possible deepwater submarine fans seen on 2D seismic data that was previously obtained by us.  The survey is expected to begin in late October 2011, using the survey vessel Oceanic Endeavour.  The cost for the survey, processing and other services is expected to total approximately $29 million gross.

The area of the 3D acquisition is just southwest and adjacent to one of the 3D surveys obtained by us in 2010. The new survey is expected to use CGGVeritas BroadSeis broadband solution, which is expected to provide a more detailed image of the subsurface.  After acquisition, the data will be processed by CGGVeritas, with completion of that work expected in the second half of 2012.

The Agreement provides for us to have at least one representative on board the seismic vessel to observe the conduct of the services.   Quality control standards are provided to ensure data quality, by specifying a reasonable minimum standard of performance normally expected from a seismic contractor and shall apply to all vessels and equipment engaged in the work to be performed.  The Agreement is to be interpreted and enforced under the laws of England and Wales.

The foregoing is a highlight of material terms of the Agreement.  Reference is made to the text of the Agreement, which is included as Exhibit 10.1 to this Report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1  Agreement for the Supply of Marine Seismic Data Acquisition and Processing Services, dated September 20, 2011, between SCS Corporation and CGG Veritas Services SA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	September 23, 2011	By:	/s/ Ray Leonard
		Name:	Ray Leonard
		Title:	Chief Executive Officer and President

EXHIBIT INDEX

10.1  Agreement for the Supply of Marine Seismic Data Acquisition and Processing Services, dated September 20, 2011, between SCS Corporation and CGG Veritas Services SA